Exhibit 4.5

THIRD AMENDMENT TO THE VENDOR

LOAN AGREEMENT

THIRD AMENDMENT TO THE VENDOR LOAN AGREEMENT

between

1.      Emotion Invest GmbH & Co. KG, Theatinerstra.Be 7, c/o Arcus Capital AG, 80333 Munich, Germany

-the "Lender 1" -

2.     BE Beteiligungen Fonds GmbH & Co. geschlossene Investmentkommanditgesellschaft, Hohenzollemring 72, 50672 Cologne, Germany

- the •Lender 2" -

3.     Iris Capital Fund II, 62 rue Pierre Charron, c/o Iris Capital Management, 75008 Paris, France

-the "Lender 3" -

- the parties under nos. l through 3 each individually also a "Lender"

and collectively the "Lenders" -

4.     iMedia & 123tv Holding GmbH, registered with the commercial register of the local court of Munich under HRB 267579

- the "Borrower" -

5.     iMedia Brands, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344 USA

- "iMedia" -

6.     1-2-3.TV GmbH, Bavariafilmplatz 7, 82031 Grunwald, Germany

- "1-2-3.TV"-

- iMedia and 1-2-3.TV jointly also the "Guarantors0 -

-the Lenders, the Borrower and iMedia individually also a "Party"

and collectively the "Parties" -

RECITALS

(A)

The Parties entered into a vendor loan agreement dated September 14/15/20/22,  2021 (part C of the role of deed no. H 3959/2021 of the notary public Sebastian Herrler, Munich), as amended with amendment agreements to the vendor loan agreement dated November 5, 2021 and May 26, 2022, respectively ("Vendor Loan Agreement") under which the  Lenders granted loans to the Borrower in the aggregate principal amount of EUR 18,000,000.

(B)

The Lenders, the Borrower and iMedia have entered into a share purchase agreement regarding the 1-2-3.TV group dated September 14/15/20/22, 2021 (part B of the role of deed no. H 3959/2021 of the notary public Sebastian Herrler, Munich) under which, inter alia, the Lenders have sold their participation in 1-2-3.TV to the Borrower against a certain purchase price.

(C)	The Parties now wish to amend the Vendor Loan Agreement in accordance with the provisions of this agreement ("Agreement”)

Now, therefore, the Parties agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement which are not defined otherwise in this Agreement shall have the meaning attributed to them under the Vendor Loan Agreement.

2. AMENDMENT OF VENDORLOANAGREEMENT

2.1     The Lenders hereby agree and consent to the postponement of the Loan Amount to be repaid on the Ordinary Maturity Date I in the amount of EUR 9,000,000.00 until November 15, 2023, and the postponement of the Loan Amount to be repaid on the Ordinary Maturity Date II in the amount of EUR 9,000,000.00 until November 15, 2024. Pursuant to the foregoing, the Lenders hereby agree that no payment is due and owing on February 5, 2023, as set forth in the Second Amendment to the Loan Agreement.

2.2     Except as specifically provided in Section 2.1, the Vendor Loan Agreement is not amended and the provisions of the Vendor Loan Agreement shall remain in full force and effect. In particular, the Parties agree that Section 2.1 refers to the nominal Loan Amount only and that  Sections 3 (Interest) and 5.2.1 (Termination) of the Vendor Loan Agreement shall remain in full force and effect.

3.        COSTS AND EXPENSES

Each of the Parties hereto shall bear its own legal and other costs and expenses incurred in connection with the execution, implementation and consummation of this Agreement, including all previous negotiations and communications.

4. AMENDMENTS; NOTICES

4.1      Any amendment of, or notice or other declaration (the "Notice(s)") under or in connection with, this Agreement shall be made in writing (in Schriftform), unless a notarization or any other stricter form is required by mandatory law or in this Agreement. The written form shall include exchange of letters, fax and exchange of emails if scans of the under- signed documents are attached but no other transmission by way of telecommunication. The electronic form shall not suffice to comply with the written form requirement.

4.2      All Notices to be given to a Party or any of them hereunder shall be addressed as set out above.

5. RIGHTS OF THIRD PARTIES

Except as explicitly otherwise provided for in this Agreement, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties or a contract with protective effect for third parties.

6. CHOICE OF LAW AND PLACE OF JURISDICTION

6.1        This Agreement shall be governed by and construed in accordance with the substantive laws of Germany without recourse to the conflicts of laws provisions.

6.2       Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be exclusively and finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration as in effect from time to time without recourse to the ordinary courts of law. The place of arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English. Documents originally prepared for purposes other than the relevant proceeding in the German language do not have to be translated into the English language (unless so re- quired by arbitration tribunal).

6.3      In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Munich, Germany, shall have the exclusive jurisdiction.

7.        SEVERABILITY

If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such invalid. ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid. ineffective or unenforceable provision as regards subject-matter, extent (Ma.P), time, place and scope (Ge/tungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lucke) in this Agreement This Section 7 shall not merely operate as a shift of the burden of proof (Beweis/astumkehr) but sec. 139 BGB shall be contracted out in its entirety.

[Signature Pages follow]

Emotion Invest GmbH & Co. KG, represented by its general partner Emotion Invest Verwaltungs GmbH	Iris Capital Fund II, represented by its management company Iris Capital Management

Munich, 04.10.2022
Place, Date	Place, Date

Name: Stefan Eishold	Name: Eric de la Riviere
Position: CEO	Position: Managing Partner

BE Beteiligungen Fonds GmbH & Co. geschlossene lnvestmentkommanditgesell-

schaft, represented by its general partner BE Verwaltungs GmbH

Cologne, 07.10.2022

Place, Date

Name: Brodbeck	Eschmann
Position: MD	MD

iMedia & 123tv Holding GmbH	iMedia Brands, Inc.

Eden Prairie, MN - September 19, 2022	Eden Prairie, MN – September 19, 2022
P1ace, Date	P1ace, Date

Name: Tim Peterman	Name: Tim Peterman

Position: Managing Director	Position: CEO

1-2-3.TV GmbH

P1ace, Date

Name: Tim Peterman

Position: Managing Director